Exhibit 10.3

Execution Version

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”) is entered into as of the 10th day of September, 2026, by and between Volato Group, Inc., a Delaware corporation with offices located at 1954 Airport Road, Suite 124, Chamblee, GA 30341 (the “Company”), and the investor signatory hereto (the “Investor”), with reference to the following facts:

A. Prior to the date hereof, pursuant to that Securities Purchase Agreement, dated as of December 4, 2024, by and between the Company and the investors party thereto (including the Investor) (as amended, modified or waived prior to the date hereof, the “Securities Purchase Agreement”), the Company, among other things, initially issued to the Investor certain senior secured convertible notes and granted the Investor the right to purchase additional senior secured convertible notes at one or more additional closings thereunder (the “Additional Notes”). Capitalized terms not defined herein shall have the meaning set forth in the Securities Purchase Agreement.

B. The Company has entered into that certain Agreement and Plan of Merger, dated August 25, 2026, with Volato Alignment Merger Sub, LLC and Alignment Engine Inc. (the merger and all transactions contemplated thereunder, the “Merger”).

C. The Company desires to obtain the Waivers (as defined below) from the Investor as described herein, which the Company’s board of directors has determined, after evaluation of precedents, arms-length discussions and advice of financial advisors, has a fair market value equal to $7.5 million (the “Waiver Consideration”).

D. In lieu of paying the Waiver Consideration in cash to the Investor for the Waivers, on or prior to the date hereof, the Company desires to consummate an Additional Closing (the “Waiver Closing”) to permit the Investor to acquire such aggregate principal amount of an Additional Note (the “Waiver Note”, and as converted, the “Waiver Conversion Shares”) with an Additional Purchase Price equal to the Waiver Consideration, as specified on the signature page of the Investor attached hereto (the “Waiver Note Amount”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Waiver Closing. On or prior to the date hereof, the Company shall consummate the Waiver Closing with the Investor and issue to the Investor (or its designee) the Waiver Note with an initial aggregate principal amount equal to the Waiver Note Amount, in accordance with the terms and conditions of the Securities Purchase Agreement as if the Investor had delivered an Additional Closing Notice to the Company on the Business Day immediately prior to the date of issuance of the Waiver Note; provided, that in lieu of new Irrevocable Transfer Agent Instructions for the Waiver Closing, the Company agrees to amend the existing Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Investor, to increase the existing transfer agent reserve created for prior closings under the Securities Purchase Agreement and the existing Irrevocable Transfer Agent Instructions.

2. Securities Purchase Agreement Waivers. Effective as of the Effective Time, the Securities Purchase Agreement is hereby waived, in part, as follows (the “SPA Waivers”):

(a) Rights to Effect Additional Closings. Other than the Waiver Closing with respect to the issuance of the Waiver Note with an aggregate principal amount equal to the Waiver Note Amount, the Investor hereby waives any right to consummate any Additional Closings pursuant to the Securities Purchase Agreement.

(b) Additional Issuance of Securities. The Investor hereby waives Section 4(j) of the Securities Purchase Agreement.

(c) Reservation of Shares. The Investor hereby waives, Section 4(k) of the Securities Purchase Agreement, in part, such that the Required Reserve Amount shall not be greater than the quotient of (x) the Waiver Note Amount, divided by (y) $0.10 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations, and similar events (other than any reverse stock split or other similar event occurring after the date hereof and on or prior to the Trigger Date, which shall not result in any adjustment)).

(d) Variable Rate Transactions. Effective as of the later of the Effective Time and the Trigger Date (as defined below), the Investor hereby waives Section 4(m) of the Securities Purchase Agreement.

(e) Other Covenants. Effect as of such time after the time of the Waiver Closing that no Waiver Note remains outstanding, the Investor hereby waives Sections 4(l), (p), (q), (r) and (s) of the Securities Purchase Agreement.

3. Waiver Note Waivers. Effective as of the later of the Effective Time and the time of issuance of the Waiver Note, the Waiver Note is hereby waived, in part, as follows (the “Note Waivers”, and together with the SPA Waivers, the “Waivers”):

(a) No Cash Redemption Rights; No limitation on Dividend; Distribution and Corporate Event Rights. The Investor hereby waives any right to be paid Principal (as defined in the Waiver Note) or Interest (as defined in the Waiver Note), when and as due (including, without limitation, at the Maturity Date), pursuant to the terms of the Waiver Note in cash; provided that the forgoing shall not apply to any dividend, distribution, Corporate Event or any other cash consideration to be paid to the holder of the Waiver Note with respect to any dividend, distribution or other similar amount paid to the holders of Common Stock of the Company and which such holder of the Waiver Note is entitled to receive pursuant to the terms of the Waiver Note).

(b) Interest Waiver. The Investor hereby waives any Interest that may accrue from time to time pursuant to the terms of the Waiver Note.

(c) Monthly Payment Waiver. The Investor hereby waives Section 1(c) of the Waiver Note.

(d) Rank. The Investor hereby waives Section 1(f) of the Waiver Note and nay security interest granted to the Investor (or any agent of the Investor) pursuant to the Transaction Documents).

(e) Events of Default. The Investor hereby waives any right to require the redemption of the Waiver Note as a result of the occurrence (or continuance) of any Event of Default. The Investor hereby waives any Payment Premium otherwise required to be included in any conversion at such time as any Event of Default has occurred or is continuing.

(f) Required Reserve Amount. Section 3(d) of the Waiver Note is hereby waived, in part, such that the Required Reserve Amount (as defined in the Waiver Note) shall not be greater than 100% of the shares of Common Stock then issuable upon conversion of the Waiver Note (without regard to any limitations on conversion of the Waiver Note)

(g) Economic Antidilution. The Investor hereby waives any adjustment to the Conversion Price (as defined in the Waiver Note) of the Waiver Note pursuant to Section 4(f) of the Waiver Note.

(h) Covenants. The Investor hereby waives Section 13 of the Waiver Note.

4. Registration Rights. Notwithstanding anything herein to the contrary, the parties hereto hereby agree that, for purposes of the Registration Rights Agreement, (a) the “Filing Date” (as used in the Registration Rights Agreement) with respect to the initial registration statement to register the resale by the Investor of the Waiver Conversion Shares (the “Waiver Registration Statement”) shall be the thirtieth (30th) calendar day after the date hereof and (b) the “Effectiveness Deadline” (as used in the Registration Rights Agreement) with respect to the Waiver Registration Statement shall be the ninetieth (90th) calendar day after the date hereof.

5. Voluntary Reduction of Conversion Price. Pursuant to Section 3(h) of the Waiver Note, the Company hereby elects to (and the Investor hereby consents to), irrevocably and permanently, reduce the Conversion Price to $0.10 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations, and similar events, as contemplated by Section 3(e) of the Waiver Note). In addition, to the extent the Company desires to consummate the Permitted Offering (as defined below) at a New Issuance Price less than $0.20 cents, pursuant to Section 3(h) of the Waiver Note, the Company hereby elects to (and the Investor hereby consents to), irrevocably and permanently, reduce the Conversion Price to the lower of (x) $0.10 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 70% of the New Issuance Price of the Permitted Offering (such consummation of such adjustment to the Conversion Price, the “Adjustment Condition”).

6. Additional Covenants.

(a) Additional Registration Statements. Until the Applicable Date (as defined below) and at any time thereafter while any Registration Statement (as defined in the Registration Rights Agreement) is not effective or the prospectus contained therein is not available for use or either (x) the Company fails for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (y) the Company has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Current Public Information Failure”), the Company shall not file a registration statement or an offering statement under the 1933 Act relating to securities that are not the Waiver Conversion Shares (other than a registration statement on Form S-8 or such supplements or amendments to registration statements that are outstanding and have been declared effective by the SEC as of the date hereof (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement)); provided, that the Company shall be permitted to file a registration statement with respect to securities issued pursuant to a bona fide debt and/or equity financing with net proceeds of at least $100 million to the Company as long as such registration statement does not become effective (or the Company requests any acceleration thereof) prior to the Applicable Date (the “Permitted Offering”). “Applicable Date” means the earlier of (x) the first date on which a registration statement of the Company registering the resale by the Investor (or its designee) of all the Underlying Securities issued (or issuable) pursuant to the Waiver Note (without regard to any limitations on conversion of the Waiver Note) is declared effective by the SEC (and the prospectus contained therein is available for use on such date) or (y) the first date on which all the Underlying Securities issued (or issuable) pursuant to the Waiver Note (without regard to any limitations on conversion of the Waiver Note) are eligible to be resold by the Investor (or its designee) pursuant to Rule 144 (or, if a Current Public Information Failure has occurred and is continuing, such later date after which the Company has cured such Current Public Information Failure).

(b) Additional Issuance of Securities. The Company agrees that for the period commencing on the date hereof and ending on the date immediately following the 30th Trading Day after the Applicable Date (provided that such period shall be extended by the number of calendar days during such period and any extension thereof contemplated by this proviso on which any Registration Statement is not effective or any prospectus contained therein is not available for use or any Current Public Information Failure exists) (the “Restricted Period”, and the last Trading Day in such Restricted Period, the “Trigger Date”), neither the Company nor any of its Subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities, any preferred stock or any purchase rights) (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during the Restricted Period or at any time thereafter) is referred to as a “Subsequent Placement”) with a New Issuance Price (as defined in the Notes) less than $0.20 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events). Notwithstanding the foregoing, this Section 3(b) shall not apply in respect of the any Excluded Securities and/or, if the Company satisfies the Adjustment Condition on or prior to the time of consummation of the Permitted Offering, the Permitted Offering.

7. Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement, the Waiver Note, and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

8. Fees. The Company shall promptly reimburse Kelley Drye & Warren LLP (counsel to the Investor) a non-accountable amount of $50,000 (the “Legal Fee Amount”), with respect to its legal fees incurred in connection with preparing and delivering this Agreement and legal fees and expenses of Kelley Drye & Warren LLP with respect to the transactions contemplated hereby through the date hereof.

9. Effective Time. This Agreement shall be effective (the “Effective Time”) upon the later of (x) the closing of the Additional Closing and the issuance of the Waiver Note Amount of the Waiver Note to the Investor, (y) the due execution and delivery of this Agreement and (z) the time of payment to Kelley Drye & Warren LLP of the Legal Fee Amount. Notwithstanding anything herein to the contrary, if the Merger fails to close on or prior to the Trigger Date, the Waivers shall have no further force and effect and shall be null and void, ab initio.

10. Disclosure of Transactions and Other Material Information. The Company shall, on or before 9:30 a.m., New York time, on the first Trading Day after the date of this Agreement, file a Current Report on Form 8-K, describing all the material terms of the transactions contemplated by this Agreement in the form required by the 1934 Act, and attaching this Agreement (including all attachments, the “8-K Filing”). From and after the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to the Investor by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Amendments and the Transaction Documents (including, without limitation, attaching the form of this Agreement and the Waiver Documents). In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate.

11. Due Performance; Equitable Relief. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the provisions of this Agreement or any of the Transaction Documents (including the Notes) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions hereof, as applicable, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking: (i) an injunction or injunctions to prevent breaches of the Transaction Documents; (ii) to enforce specifically the terms and provisions of the Transaction Documents; and/or (iii) other equitable relief, shall not be required to show proof of irreparable harm or to provide any bond or other security in connection with any such remedy.

12. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Investor and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

VOLATO GROUP, INC.
By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer

[Company Signature Page to Waiver Agreement]

IN WITNESS WHEREOF, the Investor and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

INVESTOR:

JAK Opportunities IX LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Manager

Aggregate Principal of Waiver Note Amount:

$7,500,000

[Investor Signature Page to Waiver Agreement]